Exhibit 16.1

[Letterhead of Arthur Andersen LLP]

June 3, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the second and third paragraphs of Item 4 included in the Form 8–K dated May 29, 2002 of Avenue A, Inc. and are in agreement with the statements contained therein.

Very truly yours,

/S/    ARTHUR ANDERSEN LLP

Arthur Andersen LLP

cc:	Michael Vernon
Chief Financial Officer
Avenue A, Inc